Exhibit 99.1

Earle M. Jorgensen	10650 S. Alameda Street
Company	Lynwood, CA 90262

Tel: 323-567-1122

News Release

For Immediate Release

EMJ REPORTS THIRD QUARTER
FISCAL 2004 RESULTS

LYNWOOD, California  – January 28, 2004, 2:00 P.M. (PST) – The Earle M. Jorgensen Company (“EMJ”) today reported results for the Company’s third fiscal quarter and the first nine months ended January 1, 2004.

Revenues increased 11.3% to $248.8 million and operating income increased 6.5% to $14.7 million for the third quarter of fiscal 2004, when compared to $223.6 million and $13.8 million, respectively, for the same period in fiscal 2003. Net income was $1.2 million for the third quarters of both fiscal 2004 and fiscal 2003.

For the first nine months of fiscal 2004 revenues increased 6.6% to $718.3 million when, compared to $673.9 million for fiscal 2003.  Operating income increased 49.7% to $44.9 million for fiscal 2004, as compared to $30.0 million for fiscal 2003. Fiscal 2003 included a loss of $12.3 million resulting from early termination of debt. Net income for the nine months ended January 1, 2004 was $5.3 million compared to a loss of $5.6 million for the same period in fiscal 2003. Fiscal 2004 results included a gain of $1.1 million from the sale of surplus property and $4.4 million of pre-tax income for redemption of life insurance policies for the first nine months of fiscal 2004.

Maurice S. Nelson, Jr., EMJ’s President and Chief Executive Officer stated, “We continue to be pleased with our results for the first nine months of Fiscal 2004 which were achieved in a challenging economic environment. We are seeing strong signs of recovery in the manufacturing sectors that we serve and we were particularly pleased with sales activity in December.”

“Our gross and operating margins have remained consistent throughout fiscal 2004, reflecting our ongoing strategy of successfully marketing our core products and services while maintaining disciplined cost controls.  We believe this strategy, together with maintaining balanced inventories, has and will continue to allow us to effectively compete in the marketplace.”

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“The company opened its newest satellite facility in Orlando, Florida during the quarter to expand its service to customers in the Southeast.”

The Company has completed the relocation of its corporate office to Lynwood, California.

EMJ is one of the largest independent distributors of metal products in North America with 36 service and processing centers. EMJ inventories more than 25,000 different bar, tubing, plate, and various other metal products, specializing in cold finished carbon and alloy bars, mechanical tubing, stainless bars and shapes, aluminum bars, shapes and tubes, and hot-rolled carbon and alloy bars.

The Company has scheduled a conference call with industry analysts and other interested persons to discuss its third quarter and fiscal 2004 results.  The call will take place on January 30, 2004 at 7:00 a.m. (PST).  The dial-in phone number for those interested in participating on the call is 800-370-8105.  This press release can also be found on the Company’s Internet website at www.emjmetals.com/emjonline/pr.asp.

This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from expectations and are subject to risks, uncertainties and other factors over which we have no control, such as the cyclicality of the metals industry and the industries that purchase our products, fluctuations in metals prices, risks associated with the implementation of new technology, general economic conditions, competition in the metals service center industry and our “on-time or free” delivery guaranty.  These factors and additional information are included in the Company’s reports on file with the Securities and Exchange Commission.  In particular, we refer you to our Registration Statement on Form S-4 filed on July 3, 2002.

Earle M. Jorgensen Company

Financial Highlights

(in $000’s)

Three Months Ended:

Nine Months Ended:

	January 1, 2004	December 31, 2002	January 1, 2004	December 31, 2002
Statement of Operations and Other Data:
Revenues	$248,785	$223,573	$718,301	$673,936
Gross Profit	68,805	63,719	199,907	190,596
Warehouse and delivery expense	33,830	31,959	98,657	93,883
Selling expense	8,401	7,818	25,031	23,811
General and administrative expense	11,871	10,126	31,282	30,580
Loss on early retirement of debt	––	––	––	12,278
Operating expenses	54,102	49,903	154,970	160,552
Operating income	14,703	13,816	44,937	30,044
Net interest expense	12,995	12,529	38,205	35,086
Income before income taxes	1,708	1,287	6,732	(5,042)
Net income (loss)	1,237	1,153	5,284	(5,628)
EBITDA (a)	17,546	16,728	53,425	38,566
Capital expenditures	2,487	3,903	6,781	13,070

Reconciliation of EBITDA:
Net income (loss)	$1,237	$1,153	$5,284	$(5,628)
Depreciation and amortization	2,843	2,912	8,488	8,522
Net interest expense	12,995	12,529	38,205	35,086
Provision for income taxes	471	134	1,448	586
EBITDA	$17,546	$16,728	$53,425	$38,566

(a)          “EBITDA” represents net income (loss) before net interest expense, provision for income taxes and depreciation and amortization. Consistent with Item 10(e) of Regulation S-K, our EBITDA has not been adjusted to exclude any other non-cash charges (credits) or liabilities, such as LIFO adjustments of $500, $(652), $500 and $(652) and accruals for postretirement benefits aggregating $188 and $138,  $563 and $378 for the three months and nine-months ended January 1, 2004 and December 31, 2002, respectively.  In addition, our EBITDA for the nine-months ended December 31, 2002 has not been adjusted for a loss of $12,278 related to early retirement of debt.  We believe that EBITDA is commonly used as a measure of performance for companies in our industry and is frequently used by analysts, investors, lenders and other interested parties to evaluate a company’s financial performance and its ability to incur and service debt.   Our EBITDA is used by management as a performance measure to assess our financial results in connection with determining incentive compensation, and is also used by the independent appraisal firm in connection with its annual valuation of our equity.  While providing useful information, our EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with accounting principles generally accepted in the United States, and should not be construed as an indication of a company’s operating performance or as a measure of liquidity.

Earle M. Jorgensen Company

Financial Highlights

(in $000’s)

	January 1, 2004	March 31,2003
Balance Sheet Data:
Cash and cash equivalents	$7,295	$20,030
Accounts receivable, net	105,522	97,292
Inventory	227,542	213,590
Net property, plant and equipment	111,284	113,037
Total assets	496,746	490,741
Accounts payable	110,586	119,815
Accrued liabilities	33,837	45,514
Revolving credit facility	96,572	72,007
Other long-term debt (including current portion)	257,565	258,530
Total stockholder’s deficit	(45,189)	(48,016)

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Contact:	William S. Johnson, EMJ
323-923-6124 or fax 323-567-1034